Exhibit 99.1

EMERGE INTERACTIVE REPORTS SECOND QUARTER AND SIX MONTHS RESULTS

SEBASTIAN, Florida, August 10, 2006 – eMerge Interactive, Inc. (NASDAQ: EMRG) (the “Company), a technology company focusing on the agricultural and meat processing industries, today announced results for the three and six months ended June 30, 2006.

Revenues for the three months and six months ended June 30, 2006, were $334,000 and $714,000 respectively, compared to $335,000 and $1.1 million in the comparable prior-year periods. Gross profit for the three months ended June 30, 2006 increased 49% to $128,000 from $86,000 for the second quarter of 2005. Net loss for the second quarter of 2006 was $1.5 million, or $0.38 per share, compared to $2.4 million, or $0.72 per share, in the same quarter last year. Net loss for the six months ended June 30, 2006, was $3.7 million, or $0.96 per share, compared to $4.0 million, or $1.24 per share, in the comparable prior-year period. Included in the net loss for the six months ended June 30, 2006 was a $301,000 non-cash expense related to the re-pricing of common stock warrants issued in connection with the Company’s three equity financings completed during the fourth quarter of 2003, the first quarter of 2004 and the fourth quarter of 2004. These warrants were repriced to $5.40 per share upon completion of the January 2006 equity financing.

Revenues in the first six months of 2006 reflect a 42% improvement in the Company’s individual-animal tracking and database management services offset by a 52% decrease in revenues from the Company’s Food Safety Technologies (“FST”) products and services. FST revenues for the first six months of 2006 consist of lease revenues on the two Carcass Inspection System (“CIS”) units currently under lease. FST revenues in the first six months of 2005 included lease revenues from three CIS units and the sale of one CIS unit that had previously been under a lease agreement. The sale of this CIS unit had the effect of increasing revenue in the first quarter of 2005 by $377,000 and increasing gross profit by $160,000.

Selling, general and administrative expenses remained level at $1.5 million for both the quarters ended June 30, 2006 and June 30, 2005 and increased 8% to $3.1 million for the six months ended June 30, 2006 from $2.8 million for the six months ended June 30, 2005. Technology and development expenses of $169,000 for the quarter ended June 30, 2006 decreased 76% from the comparable period of the prior year and decreased 51% to $589,000 for the six months ended June 30, 2006 compared to $1.2 million in the prior-year period. Operating loss for the three months ended June 30, 2006 decreased 36% to $1.6 million from $2.4 million in the comparable prior-year period, and for the six months ended June 30, 2006 operating loss decreased 17% to $3.5 million compared to $4.2 million for the comparable prior year period.

The increase in SG&A expenses for the six-month period ended June 30, 2006 is due primarily to the non-cash expense relating to vesting stock options of $315,000 resulting from the adoption of a new accounting policy, SFAS 123(R), as well as severance expense for the workforce reduction completed on March 7, 2006. Lower technology and development expenses reflect primarily the Company’s decision to halt research and development of VerifEYE™ derivative products in March 2006. The lower technology and development expenses for the six months ended June 30, 2006 were offset in part by the non-cash expense relating to vesting stock options of $31,000 resulting from the adoption of SFAS 123(R) as well as $124,000 in severance expense for the workforce reduction completed in March 2006.

“Despite the market uncertainties in the U.S. beef industry during the second quarter, our Animal Information Solutions (“AIS”) business shows growth in revenue and gross profit,” said David Warren, eMerge’s President and Chief Executive Officer. “During the second quarter, we strengthened our CattleLog products and services in order to be well positioned for the reopening of key export markets and the growing demand for cattle that qualify for specific branded programs,” Mr. Warren continued.

“Our FST revenues and gross profit continue to be negatively impacted by the economic conditions in the beef packing industry, but we remain confident that our CIS technology will expand as economic conditions allow. We continue to monitor our expenses closely to ensure that we will be able to proceed with our business plans for the balance of the year,” said Mr. Warren.

The Company ended the second quarter of 2006 with $3.0 million in cash and cash equivalents. The Company expects that existing cash balances, working capital and sales of products and services will meet its 2006 cash flow needs. However, unless the Company is able to generate significantly higher sales from products and services in 2006, the Company will need to seek additional sources of liquidity and implement additional cost control measures. As previously disclosed, the Company has retained AgriCapital Corporation and B. Riley & Co, in a joint engagement, to advise management and the Board of Directors regarding alternative strategies concerning liquidity and shareholder value, including potential capital sources, investors, acquirers, licensees, and/or merger partners, for all or part of the business. This process is ongoing, and the Company has taken cost reduction measures in part to enhance the Company’s ability to pursue any potential opportunities that arise from this process. There can be no assurance that sources of liquidity will be available in an amount and on terms that are acceptable to the Company.

Quarterly Webcast

eMerge will host a Webcast today at 10:00 a.m. (Eastern) to discuss second quarter results. You can access the Webcast through the Company’s Website address at www.emergeinteractive.com.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company focusing on the agricultural and meat processing industries. The Company’s products include CattleLog, a USDA-approved Process Verified Program (“PVP”) providing individual-animal data collection and reporting that enables livestock tracking, verification and branding; the VerifEYE CIS, a real-time, optical inspection system that scans beef carcasses in packing plants; and the Solo handheld inspection unit, a portable instrument, incorporating the VerifEYE imaging technology. For more information about eMerge Interactive, including the risks and uncertainties associated with its business, and to view its filings with the Securities and Exchange Commission, please visit www.emergeinteractive.com.

For additional information regarding this press release or if you have investor questions, please contact Susan D. Mermer, eMerge’s Chief Financial Officer, at (772) 581-9736.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the rate of adoption of the Company’s products and services, its ability to grow revenue and margins, its ability to implement its expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in the Company’s other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and not to place undue reliance on these forward-looking statements.

eMerge Interactive, Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue	$334,000	$335,000	$714,000	$1,085,000
Cost of revenue (1)	206,000	249,000	345,000	577,000

Gross profit	128,000	86,000	369,000	508,000

Operating expenses:
Selling, general and administrative	1,459,000	1,507,000	3,058,000	2,828,000
Technology and development	169,000	701,000	589,000	1,191,000
Depreciation expense	64,000	315,000	206,000	669,000

Operating loss	(1,564,000)	(2,437,000)	(3,484,000)	(4,180,000)
Interest and other income (expense), net	51,000	48,000	86,000	174,000
Interest expense	(5,000)	(5,000)	(10,000)	(9,000)
Gain (loss) on disposal of assets	1,000	(19,000)	1,000	(26,000)
Net increase in fair value of common stock warrants	—	—	(301,000)	(22,000)

Loss from continuing operations	(1,517,000)	(2,413,000)	(3,708,000)	(4,063,000)
Discontinued operations:
Gain from discontinued cattle operations, net of taxes	1,000	1,000	10,000	21,000

Net loss	$(1,516,000)	$(2,412,000)	$(3,698,000)	$(4,042,000)

Net loss per common share – basic and diluted	$(0.38)	$(0.72)	$(0.96)	$(1.24)

Weighted average number of common shares outstanding – basic and diluted	3,956,023	3,858,084	3,868,484	3,259,938

(1)	Cost of revenue includes a provision for obsolete inventory of $98,000 and $105,000 for the three and six months ended June 30, 2006 and 2005, respectively.

eMerge Interactive, Inc.

Condensed Balance Sheets

(unaudited)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$2,996,000	$2,943,000
Trade accounts receivable, less allowance for doubtful accounts	45,000	119,000
Inventories	159,000	236,000
Other current assets	434,000	481,000

Total current assets	3,634,000	3,779,000
Property, plant and equipment, net of accumulated depreciation	913,000	1,115,000
Food safety systems installed at customers, net of accumulated depreciation	404,000	470,000
Other assets	25,000	38,000

Total assets	$4,976,000	$5,402,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of capital lease obligation	$5,000	$5,000
Accounts payable	159,000	153,000
Accrued liabilities	292,000	402,000
Advance payments from customers – current portion	754,000	842,000

Total current liabilities	1,210,000	1,402,000
Capital lease obligation – long term	4,000	7,000
Advance payments from customers - long term	198,000	531,000

Total liabilities	1,412,000	1,940,000

Stockholders’ equity:
Common stock	41,000	35,000
Additional paid-in capital	220,038,000	216,244,000
Accumulated deficit	(216,087,000)	(212,389,000)
Treasury stock	(428,000)	(428,000)

Total stockholders’ equity	3,564,000	3,462,000

Total liabilities and stockholders’ equity	$4,976,000	$5,402,000